Exhibit 99.1

News Release Sunoco, Inc. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact: For release: July 16, 2008 8:00 a.m.

Thomas Golembeski (media) 215-977-6298

Tom Harr (investors) 215-977-6764

No. 20-08

SUNOCO ELECTS LYNN LAVERTY ELSENHANS CHIEF EXECUTIVE OFFICER AND PRESIDENT;

JOHN G. DROSDICK TO RETIRE

PHILADELPHIA, July 16, 2008 — Sunoco, Inc. (NYSE: SUN) announced today that its board of directors has elected Lynn Laverty Elsenhans as Chief Executive Officer and President effective August 8, 2008, upon the retirement of John G. Drosdick, current CEO and President. Ms. Elsenhans has also been elected a member of the board of directors of Sunoco.

“It has been a privilege to serve as Sunoco’s CEO for the last eight years. I have enjoyed working with the employees, the senior team and the board of directors to build the business and set a clear strategic direction for the company,” said Mr. Drosdick. “With that accomplished, it is now the right time to step aside.”

To assist in the transition, Mr. Drosdick, who turns 65 next month, will remain as non-executive Chairman of the Board until December 31, 2008.

An experienced oil industry executive, Ms. Elsenhans, 52, joins Sunoco most recently from Shell Downstream, Inc., a subsidiary of Royal Dutch/Shell Group, where she served since 2005 as Executive Vice President of Global Manufacturing. Ms. Elsenhans was responsible for Shell’s refining and chemical manufacturing operations, which included 40 plants and more than 17,000 employees. From 2003 to 2005, Ms. Elsenhans served concurrently as President of Shell Oil Company and President and CEO of Shell Oil Products US. She was responsible for the financial and operating performance of the refining and marketing business, and played a coordinating role for all Shell businesses in the United States.

Ms. Elsenhans earned a Bachelor of Arts in Applied Mathematics from Rice University and received a Masters in Business Administration from Harvard Business School. In addition, Ms. Elsenhans serves on the board of directors of International Paper Company, a global paper and packaging company.

“Lynn’s record at Shell speaks for itself – she knows the industry intimately and has proven to be a capable manager of a large and complex business,” said Mr. Drosdick. “With her qualifications, track record of performance and fresh perspective, Lynn is clearly ready to build on Sunoco’s success.”

Speaking on behalf of Sunoco’s board of directors, presiding Chair of the Governance Committee Jack Ratcliffe said: “For the last year, the board of directors searched for a CEO with excellent credentials and experience to succeed Jack Drosdick. Lynn has the outstanding background in refining, marketing and chemicals to lead Sunoco’s traditional business lines, as well as champion the growth of our promising coke and logistics businesses. We are confident that Lynn will further develop the strategy we have followed for the last decade.”

Commenting on her new appointment, Ms. Elsenhans said: “Sunoco is a great company with a strong portfolio of diverse businesses. I am honored to join the leadership team of a company known for its proud tradition and dedicated employees.”

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 910,000 barrels per day of refining capacity, nearly 4,700 retail sites selling gasoline and convenience items, approximately 5,500 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Using a unique, patented technology, Sunoco’s cokemaking facilities in the United States have the capacity to manufacture over 2.5 million tons annually of high-quality metallurgical-grade coke for use in the steel industry. Sunoco also is the operator of, and has an equity interest in, a 1.7 million tons-per-year cokemaking facility in Vitoria, Brazil.

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